EXHIBIT 99.3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and explanatory notes show the historical financial positions and results of operations of Enterprise and JCB, and have been prepared to illustrate the effects of the merger involving Enterprise and JCB under the acquisition method of accounting with Enterprise treated as the acquirer. Under the acquisition method of accounting, the assets and liabilities of JCB, as of the effective date of the merger, will be recorded by Enterprise at their respective fair values along with identifiable intangible assets and the excess of the Merger consideration over the fair value of JCB’s net assets will be allocated to goodwill.

The unaudited pro forma condensed combined income statement for the fiscal year ended December 31, 2016 is presented as if the merger had occurred on January 1, 2016, the first day of the Enterprise 2016 fiscal year. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is presented as if the merger with JCB had occurred on December 31, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) JCB’s balance sheet through the effective time of the merger; (ii) the aggregate value of consideration paid if the price of Enterprise’s common stock varies from the assumed $42.95 per share; (iii) total merger-related expenses if completion and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•	The accompanying notes to the unaudited pro forma condensed combined financial information;

•
Enterprise’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in Enterprise’s Annual Report on Form 10-K for the year ended December 31, 2016; and

•	JCB’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2016, included in this Form 8-K/A as Exhibit 99.2.

Pro Forma Condensed Combined Balance Sheet
(Unaudited)
	As of December 31, 2016
(in thousands)	EFSC	JCB	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash and cash equivalents	$199,782	$30,790	$(33,348)	A	197,224
Securities	541,260	151,465	—		692,725
Portfolio loans	3,127,954	698,397	(28,424)	B	3,797,927
Less: Allowance for loan losses	37,565	8,536	(8,536)	C	37,565
Portfolio loans, net	3,090,389	689,861	(19,888)		3,760,362
Purchased credit impaired loans, net of the allowance for loan losses	33,925	—	—		33,925
Total loans, net	3,124,314	689,861	(19,888)		3,794,287
Other real estate	980	6,772	(220)	D	7,532
Other investments, at cost	14,840	—	—		14,840
Fixed assets, net	14,910	23,045	(1,022)	E	36,933
Accrued interest receivable	11,117	2,872	—		13,989
State tax credits held for sale	38,071	—	—		38,071
Goodwill	30,334	7,806	83,839	F	121,979
Intangible assets, net	2,151	—	9,341	G	11,492
Other assets	103,569	24,680	5,241	H	133,490
Total assets	$4,081,328	$937,291	$43,943		$5,062,562

Liabilities and Shareholders' Equity
Demand deposits	$866,756	$169,379	$—		$1,036,135
Interest-bearing transaction accounts	731,539	91,233	—		822,772
Money market accounts and savings	1,161,907	362,150	—		1,524,057
Time deposits	473,159	144,677	423	I	618,259
Total deposits	3,233,361	767,439	423		4,001,223
Subordinated debentures	105,540	12,500	681	J	118,721
Federal Home Loan Bank advances	—	30,500	902	K	31,402
Other borrowings	276,980	26,365	(2,275)	A	301,070
Accrued interest payable	1,105	508	—		1,613
Other liabilities	77,244	2,462	—		79,706
Total liabilities	3,694,230	839,774	(269)		4,533,735
Common stock	203	1,483	140,246	L	141,932
Treasury stock	(6,632)	(89)	89	L	(6,632)
Additional paid-in capital	213,078	25,010	(25,010)	L	213,078
Retained earnings	182,190	72,495	(72,495)	L	182,190
Accumulated other comprehensive income	(1,741)	(1,382)	1,382	L	(1,741)
Total shareholders' equity	387,098	97,517	44,212		528,827
Total liabilities and shareholders' equity	$4,081,328	$937,291	$43,943		$5,062,562

Pro Forma Condensed Combined Income Statement
(Unaudited)
	Year ended December 31, 2016
(in thousands)	EFSC	JCB	Pro Forma Adjustments		Pro Forma Consolidated
Interest income
Loans	$137,738	$30,153	$—		$167,891
Investment securities	10,890	4,746	—		15,636
Other	596	164	—		760
Total interest income	149,224	35,063	—		184,287
Interest expense					—
Deposits	10,841	3,192	(315)	I	13,718
Borrowed funds	994	1,003	(311)	K	1,686
Subordinated debentures	1,894	1,046	(57)	J	2,883
Total interest expense	13,729	5,241	(683)		18,287
Net interest income	135,495	29,822	683		166,000
Provision for portfolio loan losses	5,551	1,231	—		6,782
Provision reversal for Purchased credit impaired loan losses	(1,946)	—	—		(1,946)
Net interest income after provision for loan losses	131,890	28,591	683		161,164
Noninterest income:
Service charges on deposit accounts	8,615	2,171	—		10,786
Wealth management revenue	6,729	552	—		7,281
Other service charges and fee income	3,958	347	—		4,305
Gain on state tax credits, net	2,647	—	—		2,647
Gain on sale of other real estate	1,837	(445)	—		1,392
Gain on sale of investment securities	86	901	—		987
Miscellaneous income	5,187	2,134	—		7,321
Total noninterest income	29,059	5,660	—		34,719
Noninterest expense:
Employee compensation and benefits	49,846	12,802	—		62,648
Occupancy	6,889	3,217	—		10,106
Data processing	4,723	3,031	—		7,754
FDIC and other insurance	3,018	463	—		3,481
Professional fees	3,825	1,971	—		5,796
Loan legal and other real estate expense	1,635	418	—		2,053
Other	16,174	3,362	1,617	G	21,153
Total noninterest expense	86,110	25,264	1,617		112,991

Income before income tax expense	74,839	8,987	(934)		82,892
Income tax expense	26,002	2,806	(355)		28,453
Net income	$48,837	$6,181	$(579)		$54,439

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial information has been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2016 is presented as if the acquisition occurred on January 1, 2016. The unaudited pro forma condensed combined balance sheet as of December 31, 2016 is presented as if the acquisition occurred as of that date. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on those dates. The pro forma adjustments are preliminary, based on estimates, and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may be materially different from those presented in this document.

NOTE 2 - PURCHASE PRICE

On February 10, 2017, Enterprise completed the acquisition of JCB. Pursuant to the terms of the merger agreement, on that date, each share of JCB common stock outstanding was converted into 2.75 shares of Enterprise common stock, subject to adjustment and as described in the merger agreement, or cash. Each outstanding JCB stock option was cancelled and terminated in exchange for the right to receive cash, in each case.

NOTE 3 - ALLOCATION OF PURCHASE PRICE

Under the acquisition method of accounting, JCB’s assets acquired and liabilities assumed and any identifiable intangible assets are required to be adjusted to their estimated fair values at the acquisition date. The excess of the purchase price over the fair value of the net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information, and certain assumptions considered reasonable, and may be revised as additional information becomes available. The following are the pro forma adjustments made to record the acquisition and to adjust JCB’s assets and liabilities to their estimated fair values at December 31, 2016.

(in thousands)
Purchase price allocation of Jefferson County Bancshares, Inc.
Enterprise Financial Services Corp common stock paid at closing price of $42.95 as of February 10, 2017	$141,729
Cash paid for JCB common shares	27,795
Cash paid for JCB options	1,488
Purchase price	$171,012

Historical net assets of JCB as of December 31, 2016	$97,517
Reversal of existing intangibles	(7,806)
Transaction expenses incurred by JCB, net of tax	(1,790)
Fair value adjustments as of December 31, 2016
Loans	(28,424)
Allowance for loan losses	8,536
Other real estate owned	(220)
Goodwill	91,645
All other intangible assets	9,341
Furniture and equipment	(1,022)
Deferred taxes on purchase accounting adjustments	5,241
Time deposits	(423)
Subordinated debentures	(902)
Federal Home Loan Bank advances	(681)
Purchase price	$171,012

The following pro forma adjustments are reflected in the unaudited pro forma condensed combined financial information:

A.	Cash paid for JCB common stock and stock options of $29.3 million, JCB’s estimated transaction expenses, net of tax, of $1.8 million, and payoff of JCB’s notes payable of $2.3 million.

B.
Credit fair value adjustment on loans of $28.4 million, determined based on assigned risk ratings and the present value of estimated expected cash flows (including the estimated fair value of loan collateral).

C.	Elimination of JCB’s allowance for loan losses.

D.	Fair value adjustment on other real estate owned based on management's estimate.

E.	Fair value adjustment on premises, furniture, and equipment based on management's estimate.

F.	Estimate of goodwill that will be recognized as part of the transaction, including an adjustment to eliminate JCB’s goodwill. See the allocation of purchase price in Note 3 for calculation.

G.
Adjustment to record estimate of core deposit intangible asset that will be recognized as part of the purchase accounting transaction. The core deposit intangible is assumed to be amortized using the sum of years’ digits method over 10 years.

H.
Net deferred tax asset related to the loan, allowance for loan losses, other real estate owned, core deposit intangible, time deposits, and premises, furniture, and equipment fair value adjustments using a tax rate of 38%.

I.	Fair value adjustment on time deposits based on current interest rates.

J.	Fair value adjustment on subordinated debentures based on current interest rates.

K.	Fair value adjustment on Federal Home Loan Bank advances based on current interest rates.

L.
Elimination of JCB’s shareholders’ equity and the issuance of Enterprise shares in the merger. JCB shareholders received 2.75 shares of Enterprise common stock for each share of JCB common stock held by them. The fair value of Enterprise common stock was based on the February 10, 2017 closing price of $42.95 per share.

NOTE 4 - ESTIMATED ACQUISITION AND INTEGRATION RELATED EXPENSES

The table below reflects Enterprise’s current estimate of the aggregate acquisition and integration related expenses of $5.6 million (net of $3.4 million of taxes, computed using a 38% tax rate) expected to be incurred in connection with the merger, which are excluded from the pro forma financial statements. The current estimates of these expenses are as follows:

(in thousands)
Change of control and retention plan payments	$1,169
Professional fees	2,264
Data processing, termination, and conversion	4,127
Other expense	1,406
Pre-tax acquisition and integration related expenses	8,966
Income tax benefit	3,407
Total acquisition and integration related expenses	$5,559